EXHIBIT 99.1

IsoRay, Inc. Announces New Trading Symbol "ISRY"

RICHLAND, Washington - Aug. 17, 2005 - IsoRay, Inc. (Pink Sheets:ISRY), today announced that it has been assigned a new trading symbol following the closing of its recent merger with IsoRay Medical, Inc., which resulted in the name of the company changing from Century Park Pictures Corporation to IsoRay, Inc. Effective at the opening of the market on August 17, 2005, the new trading symbol for IsoRay, Inc. on the Pink Sheets will be ISRY.

About IsoRay
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation and lower probability of cancer cell survival. The Cesium-131 seed has a half-life of 9.7 days, compared to 60 days for Iodine-125 seeds and 17 days for Palladium-103 seeds. Because of this shorter half-life, it delivers more than 90 percent of its total radiation dose in less than 33 days, reducing the incidence of common brachytherapy side effects. IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.